Filed pursuant to Rule 433
August 25, 2009
Relating to
Preliminary Prospectus Supplement dated August 25, 2009 to
Prospectus dated October 3, 2007
Registration Statement No. 333-146483
Duke Energy Corporation
$500,000,000 3.95% Senior Notes due 2014
$500,000,000 5.05% Senior Notes due 2019
Pricing Term Sheet

Issuer:	Duke Energy Corporation
Ratings (Moody’s/ S&P):	Baa2/BBB+
Settlement:	August 28, 2009 (T+3)
Trade Date:	August 25, 2009
Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing March 15, 2010
Security Description:	3.95% Senior Notes due 2014	5.05% Senior Notes due 2019
Principal Amount:	$500,000,000	$500,000,000
Maturity:	September 15, 2014	September 15, 2019
Coupon:	3.95%	5.05%
Benchmark Treasury:	2.625% due 7/31/2014	3.625% due 8/15/2019
Benchmark Treasury Yield:	2.513%	3.498%
Spread to Benchmark Treasury:	+145 bps	+160 bps
Yield to Maturity:	3.963%	5.098%
Initial Price to Public:	99.939% per Note	99.623% per Note
Redemption Provisions:
Make-Whole Call:	+25 bps	+25 bps
Denominations:	$2,000 or any integral multiple of $1,000 in excess thereof	$2,000 or any integral multiple of $1,000 in excess thereof
CUSIP:	26441C AC9	26441C AD7
Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC Credit Suisse Securities (USA) LLC J.P. Morgan Securities Inc. RBS Securities Inc.
Co-Managers:	BBVA Securities Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC at (800) 269-6864, Credit Suisse Securities (USA) LLC at Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010, telephone: (800) 221-1037, J.P. Morgan Securities Inc. collect at (212) 834-4533 or RBS Securities Inc. at (866) 884-2071.